Exhibit (c)(4) Project Navigation Presentation to the Special Committee of the Board of Directors of Navios Maritime Holdings Inc. October 20, 2023 / Confidential Jefferies LLC Member SIPC The information provided in this document, including valuation discussions, represents the views of Jefferies Investment Banking. There is no assurance that the views expressed herein will be consistent with the views expressed by Jefferies Research or its Analysts. Nothing in this document should be understood as a promise or offer of favorable research coverage.

Disclaimer The following pages contain material provided to the Special Committee (the“Committee”) of Navios Maritime Holdings Inc. (NYSE: NM)(“NaviosHoldings”) by Jefferies LLC(“Jefferies”) in connection with a proposed transaction involving N Shipmanagement Acquisition Corp. These materials were prepared on a confidential basis in connection with an oral presentation to the Committee and not with a view toward complying with the disclosure standards under state or federal securities laws or otherwise. These materials are solely for use of the Committee in its evaluation of the proposed transaction and may not be used for any other purpose or disclosed to any other party withoutJefferies’ prior written consent. No recipient of these materials is permitted to reproduce, summarize or refer to, in whole or in part, the information contained herein or to provide or communicate the materials or the information provided herein to any third party without the prior written consent of Jefferies. No party, other than the Committee (in its capacity as such) may use or rely on these materials and the information contained herein for any purpose without the prior written consent of Jefferies. The information contained in this was solely on public information or information furnished to Jefferies by Navios Holdings. Jefferies has relied, without independent investigation or verification, on the accuracy, completeness and fair presentation of all such information and the conclusions contained herein are conditioned upon such information (whether written or oral) being accurate, complete and fairly presented in all respects. None of Jefferies, its affiliates or its or their respective employees, directors, officers, contractors, advisors, members, successors or agents makes any representation or warranty in respect of the accuracy, completeness or fair presentation of any information or any conclusion contained herein. Jefferies, its affiliates and its and their respective employees, directors, officers, contractors, advisors, members, successors and agents shall have no liability with respect to any information or matter contained herein, or any oral information provided herewith or data any of them generates. Jefferies undertakes no obligation to update these materials. All estimates, budgets and projections with respect to Navios Holdings have been prepared by Navios Holdings management and provided to Jefferies for use in its analysis. Jefferies has assumed that the estimates, budgets and projections contained herein represent the best currently available estimates and judgements of Navios Holdings management as to the matters covered thereby. Such estimates, budgets and projections may or may not be achieved and differences between projected results and those achieved may be material. This presentation does not constitute a fairness opinion of Jefferies as to the value of Navios Holdings, and as such, should not be relied on by Navios Holdings or by any other person as such. Nothing herein shall constitute a recommendation to the committee or any other person with respect to the proposed transaction or any other matter. Neither Jefferies nor any of its affiliates is an advisor as to legal, tax, accounting or regulatory matters in any jurisdiction. Jefferies LLC / October 2023 i

Preliminary Valuation Analysis for Navios Maritime Holdings ($ per share except where otherwise noted) Methodology Implied Equity Value per Share Selected Metrics 1 2 N Shipmanagement Initial Offer: October 20, 2023: N $1.84 Shipmanagement Counter: $2.28 NSAL: Select Publicly Traded NSAL: 5.5x to 6.0x CY2024E Companies EBITDA of $130.8mm $0.63 $2.57 NMM: Select Minority Interest NMM: +/- 1% from median Precedent Transactions premium to 30-day VWAP NSAL: Select Precedent NSAL: 8.0x to 9.0x June 30, Transactions 2023 LTM EBITDA of $98.3mm $2.42 $5.27 NMM: Select Minority Interest NMM: +/- 1% from median Precedent Transactions premium to 30-day VWAP NSAL: 13.1% to 14.1% Weighted Average Cost of Capital, Terminal NSAL: Discounted Cash Flow Multiple of 5.5x to 6.0x CY2027E EBITDA of $145.2mm $1.75 $2.29 NMM: Select Minority Interest Precedent Transactions NMM: +/- 1% from median premium to 30-day VWAP $0.00 $1.00 $2.00 $3.00 $4.00 $5.00 $6.00 1 2 N Shipmanagement Initial October 11, 2023 October 16, 2023 October 18, 2023 October 19, 2023 October 19, 2023 October 20, 2023 Offer: Special Committee Counter: N Shipmanagement Counter: Special Committee Counter : N Shipmanagement Counter: Special Committee Counter : N Shipmanagement Counter: $1.84 $2.50 $2.05 $2.40 $2.15 $2.35 $2.28 Sources: Projections prepared by Navigation Management and provided to Jefferies on September 26, 2023 for use in its analysis, public filings, Capital IQ, Mergermarket. Market data as of October 19, 2023. Jefferies LLC / October 2023 1